UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VIVAKOR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

VIVAKOR, INC.

August [__], 2025

Dear Fellow Vivakor Stockholders:

We invite you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivakor, Inc. (“Vivakor” or the “Company”), to be held on September 11, 2025 at 10 a.m. Central Time at 2278 Monitor Street, Dallas, Texas 75207.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2024 results are presented in detail in our Annual Report, which is available for viewing at www.proxyvote.com.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

On behalf of the Board of Directors, thank you for your continued confidence and investment in Vivakor.

/s/ James Ballengee
James Ballengee Chief Executive Officer

VIVAKOR, INC.

5220 Spring Valley Road, Suite 500

Dallas, TX 75242

Telephone: (949) 281-2606

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 11, 2025 at 10 a.m.

To the Stockholders of Vivakor, Inc.

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivakor, Inc., a Nevada corporation (“Vivakor,” the “Company,” “us,” “our,” or “we”), will be held on September 11, 2025 at 10 a.m. Central Time at 2278 Monitor Street, Dallas, Texas 75207. The purpose of the Annual Meeting is to consider and act upon the following matters:

1.	To elect four (4) members of the Board of Directors to serve until the 2026 annual meeting of stockholders.

2.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Loan and Security Agreement (the “J.J. Astor Loan Agreement”) and corresponding $12,565,000 Principal Amount Junior Secured Promissory Notes (the “J.J. Astor Note”) dated on March 17, 2025 and July 15, 2025, by and among the Company and J.J. Astor & Co., a Utah corporation (“J.J. Astor”), including the issuance of such shares upon the conversion of the J.J. Astor Note, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “J.J. Astor Stock Issuances”);

3.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Securities Purchase Agreement (the “SPA”) and corresponding aggregate $5,794,117.66 Principal Amount Convertible Promissory Notes (the “Notes”) dated between May 14, 2025 and June 9, 2025, by and among the Company and several non-affiliated investors, including the issuance of such shares upon the conversion of the Notes, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Notes Stock Issuances”);

4.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to either the issuance of dividends to holders of, or the conversion of, the Company’s Series A Preferred Stock held by James Ballengee, the Company’s Chief Executive Officer, and several other non-affiliated holders, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Preferred Stock Issuances”);

5.	To ratify the transactions under that certain Membership Unit Purchase Agreement dated July 30, 2025 (the “MIPA”) under which the membership interests of Meridian Equipment Leasing, LLC, and Equipment Transport, LLC were sold and transferred to Jorgan Development, LLC, an entity controlled by James Ballengee, the Company’s Chief Executive Officer;

6.	To grant the Board of Directors discretion (if necessary to maintain a listing of the Company’s common stock on the Nasdaq Capital Market) to amend the Company’s certificate of incorporation to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-five (1:5) up to one-for-twenty five (1:25), or anywhere between, as may be determined by the Board of Directors on or before March 15, 2026 (the “Reverse Stock Split”);

7.	To ratify the selection of Urish Popeck & Co, LLC (“Urish”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

8.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

9.	To transact other business as may come before the meeting.

Our Board of Directors has fixed August 13, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the meeting. Only stockholders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting, which will be held at 2278 Monitor Street, Dallas, Texas 75207. The Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card will be mailed to shareholders on or about August 22, 2025.

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 10, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote at the Annual Meeting to be held at 2278 Monitor Street, Dallas, Texas 75207 on September 11, 2025 at 10 a.m.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on routine matters.

BY ORDER OF THE BOARD OF DIRECTORS

August 8, 2025	/s/ James Ballengee
James Ballengee Chief Executive Officer

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares via proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save Vivakor the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 11, 2025

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the years ended December 31, 2024 and 2023 (the “Annual Report”) are available at www.proxyvote.com.

Your vote is important. We encourage you to review all of the important information contained in the proxy materials before voting.

VIVAKOR, INC.

5220 Spring Valley Road

Suite 500

Dallas, TX 75242

TELEPHONE: (949) 281-2606

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2025

TABLE OF CONTENTS

Page
ABOUT VIVAKOR, INC.	1

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING	6

PROPOSAL NO. 1: ELECTION OF DIRECTORS	15

EXECUTIVE OFFICERS	19

EXECUTIVE COMPENSATION	20

PROPOSAL NO. 2: J.J. ASTOR SHARE ISSUANCES ABOVE 19.99% OF OUTSTANDING	26

PROPOSAL NO. 3: NOTES SHARE ISSUANCES ABOVE 19.99% OF OUTSTANDING	28

PROPOSAL NO. 4: ISSUANCES ON SERIES A PREFERRED STOCK ABOVE 19.99% OUTSTANDING	30

PROPOSAL NO. 5: RATIFIY MEL/ET TRANSACTION	32

PROPOSAL NO. 6: REVERSE STOCK SPLIT	33

PROPOSAL NO. 7: RATIFICATION OF THE SELECTION OF URISH POPECK & CO, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025	26

PROPOSAL NO. 8: NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	40

OTHER MATTERS	44

HOUSEHOLDING	45

i

ABOUT VIVAKOR, INC.

Vivakor, Inc. (“Vivakor” or the “Company”) is a socially responsible operator, acquirer and developer of technologies and assets in the oil and gas industry, as well as related environmental solutions. Currently, our efforts are primarily focused on operating two main segments: (i) crude oil transportation services, and (ii) facility services for terminaling and storage of crude oil and constituent petroleum products and byproducts, including waste streams.

Our transportation services primarily consist of trucking transportation of crude oil and constituent products, including crude oil waste streams, and pipeline transportation of crude oil via the Omega Gathering Pipeline. Our truck transportation services are centered in Colorado’s DJ Basin, Central Oklahoma’s (STACK play, and the Permian and Eagle Ford Basins of Texas. These basins are among the most active regions for oil and natural gas exploration and development in the United States.1 On average, each new oil well in the Permian Basin produces approximately 1,300 barrels of crude oil or more per day.2 We utilize a crude oil trucking fleet to transport oil to a network of facilities where we blend waste streams and off-spec grades of crude oil. Immediate access to flexible and scalable truck transportation solutions are a vital component of oil and natural gas exploration and development. Likewise, our Omega Gathering Pipeline is an approximately forty-five (45) mile crude oil gathering and shuttle pipeline in Blaine County, Oklahoma, the heart of the STACK play. It is tied into the Cushing, Oklahoma storage hub via a connection to the Plains STACK Pipeline.

Our facilities services are comprised of fifteen (15) operated crude oil pipeline injection truck stations, the majority of which are centered in the Permian Basin. In addition, we have two operational major crude oil terminaling facilities. One is located in Colorado City, Texas, and is underpinned by a ten (10) year contract for a 100,000 per barrel per month minimum volume commitment. The other, located in Delhi, Louisiana, is backed by a contract with Denbury Onshore, LLC, a subsidiary of ExxonMobil Corporation, and provides for the sale of 60,000 net barrels per month of crude oil. Both facilities are located at the junction of several major interstate pipelines. In addition, we are currently constructing a remediation processing center ("RPC") strategically located at the San Jacinto River & Rail Park in Harris County, Texas. Once complete, we expect the facility to be capable of processing oilfield solid wastes into economic byproducts such as condensate, propane, butane, and caliche. The RPC features an adjacent, complimentary truck wash facility from which we expect to derive additional revenue. We expect the RPC to commence operations in the fourth quarter of 2025. In 2023, we moved our other full-capacity RPC to Kuwait, where we are currently in negotiations with Kuwait Oil Company to potentially use the RPC to clean sands contaminated with oil, primarily from production wells destroyed during the Persian Gulf War.

On October 1, 2024, we acquired Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company (collectively with their subsidiaries, the “Endeavor Entities”), making those entities wholly-owned subsidiaries, which gave us operations in several different areas of the midstream oil and gas industry. Our management and Board of Directors is currently reviewing all aspects of the Endeavor Entities’ assets and operations, including the synergies they have with our pre-acquisition operations and the debt related to certain of those assets and operations. In the event our management and Board of Directors determines some of those assets or operations do not fit organizationally with our other assets and operations then we may seek strategic alternatives with those certain assets and/or operations.

[1]	See: https://www.resilience.org/stories/2024-07-03/the-status-of-u-s-oil-production-2024-update-everything-shines-by-dimming
[2]	See: https://www.eia.gov/petroleum/drilling/

On July 30, 2025, we sold all of the issued and outstanding limited liability company membership interests in Meridian Equipment Leasing, LLC, a Texas limited liability company, and Equipment Transport, LLC, a Pennsylvania limited liability company (the "Water Trucking Sale"), pursuant to that certain Membership Interest Purchase Agreement of even date therewith by and between Vivakor Transportation, LLC, as Seller, and Jorgan Development, LLC, as Buyer (the "Water Trucking Sale Agreement"), in exchange for $11,058,235 USD paid in 11,058 shares of Series A Convertible Preferred Stock of Vivakor, Inc., which shares will no longer be considered outstanding or be entitled to the relevant annual dividend. The Buyer of such entities is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. The sale is subject to a one-time post-closing purchase price adjustment based on the sold subsidiaries’ financial results as reflected on Vivakor’s Form 10-Q Quarterly Report for the period ended June 30, 2025, which will be settled in Series A Convertible Preferred Stock of Vivakor, Inc. Prior to consummating the Water Trucking Sale, we transferred certain assets and liabilities between affiliates to comply with pre-existing debt covenants, facilitate crude oil trucking operations, and minimize potential operational disruption to our crude oil-focused businesses. In connection with the Water Trucking Sale, and among other agreements as further set forth in the Water Trucking Sale Agreement, (i) affiliates of Vivakor, and the Ballengee Family Office Affiliates, amended and restated that certain Transition Services Agreement dated October 1, 2024, to account for new and additional services to be provided by various parties thereto, (ii) the parties amended and restated that certain Secured Promissory Note dated August 15, 2022, by and between Vivakor, as Borrower, and Jorgan Development, LLC, as Lender, reducing the payments to Lender thereunder from ninety-nine percent (99%) of Monthly Free Cash Flow, as defined therein, to fifty percent (50%) of Monthly Free Cash Flow, and (iii) Mr. Ballengee and certain Ballengee Family Office Affiliates voluntarily suspended the right to receive dividends and distributions upon Series A Convertible Preferred Stock of Vivakor, Inc. held by them for the period from August 1, 2025 to January 1, 2026.

Reclassifications

Certain reclassifications may have been made to prior years’ amounts to conform to the 2025 presentation, including the purchase price allocation of accrued interest and principal note payable amounts to conform to the 2025 presentation.

Recent Developments

On March 17, 2025, the Company issued a junior secured convertible promissory note (the “Note”) due as described below, to J.J. Astor & Co. (the “Lender”), in the principal amount of $6,625,000 (the “Principal Amount”), in connection with a Loan and Security Agreement entered into by and between the Company, its subsidiaries, and the Lender (the “Agreement”). The Company received $5,000,000, before deduction of closing fees (the “Loan”). The Note is payable to the Lender over forty-two equal weekly installments of $157,739, which may be paid in cash or, at the option of the Company once an applicable resale registration statement covering the conversion shares is declared effective by the SEC, in free trading shares of its common stock issued at a twenty percent (20%) discount to the lower of either the previous day’s closing price or the average of the four lowest volume-weighted average prices during the prior twenty (20) trading days. The Note does not bear interest unless an event of default shall occur and is continuing. 0054he Company agreed to issue the Lender 250,000 shares of its common stock as additional consideration for the loan (the “Commitment Shares”).

On May 20, 2025, we issued an aggregate of 1,764,964 shares of our restricted common stock for three months of dividends to the holders of our Series A Preferred Stock. Of those shares, 1,384,311 were issued to Jorgan Development, LLC and 13,983 were issued to JBAH Holdings, LLC, both of which are controlled by James Ballengee, our Chief Executive Officer.

Between May 14, 2025 and June 9, 2025, we issued convertible promissory notes (the “Notes”), to seven non-affiliated accredited investors (the “Holders”), in the aggregate principal amount of $5,911,764.73 in connection with a Securities Purchase Agreement entered into by and between the Company and the Holders (the “SPA”). Under the terms of the SPA and the Notes, we received $5,025,000 prior to deducting placement agent fees of $391,500, Holders attorney’s fees of $20,000 and escrow fees of $5,000. The Notes matures twelve months from the date of issuance, have a 15% original issuance discount, have a one-time ten percent (10%) interest charge applied at the issuance date, and is convertible at eighty percent (80%) of the lower of (a) the closing price of the Company’s common stock as traded on either the Nasdaq or the New York Stock Exchange or the NYSE Amex Exchange (as applicable) on the trading day immediately prior to the date a notice of conversion is submitted in writing to the Company under the Note (each a “Notice Date”), or (b) the average of the four lowest VWAPS over the twenty (20) trading days prior to the applicable Notice Date. In connection with the issuance of the Notes, we issued the Holders 753,750 shares of our common stock as additional incentive to enter into the SPA and the Notes.

As stated above, on March 17, 2025, Vivakor, Inc. (the “Company”), issued a junior secured convertible promissory note (the “Initial Note”) to J.J. Astor & Co. (the “Lender”), in the principal amount of $6,625,000 (the “Principal Amount”), in relation to a Loan and Security Agreement by and between the Company, its subsidiaries, and the Lender (the “Loan Agreement”). The Company received $5,000,000, before fees. The Company received the funds on March 18, 2025. In relation to the Loan Agreement, the Company also entered into a Registration Rights Agreement with the Lender (the “RRA”), under which the Company was obligated to file a resale registration statement with the SEC registering any shares of its common stock issuable under the Note no later than sixty (60) days after closing.

On July 9, 2025, we entered into a Second Amendment to Loan Agreement and Registration Rights Agreement (the “Amendment”), and an Additional Junior Secured Convertible Note (the “Additional Note”, together with the Amendment, the “New Loan Documents”), under which we agreed to issue the Lender the Note in the principal amount of $5,940,000. Under the New Loan Documents, we will receive net proceeds of $971,025.65, with the remainder of the principal amount going to (a) a $176,000 origination fee, (b) an aggregate of $3,232,974.35 (the “Holdback Amounts”) representing (i) a $891,000 holdback amount to be applied to pay the first six Weekly Installment Payments when due under the Additional Note (hereinafter defined), (ii) $1,395,540.35 to be applied to pay the seven past due Weekly Installment Payments under the Initial Note, plus accrued interest thereon, and (iii) $946,434 to secure and cover the payment of the next six Weekly Installment Payments due under the Initial Note, (c) $20,000 to pay Lender’s legal fees, and (d) and original issuance discount of $1,540,000. The Note is payable over forty equal weekly installments of $148,500, which may be paid in cash or, at the option of the Company once an applicable registration statement is effective, in free trading shares of its common stock issued at a twenty percent (20%) discount to the lower of either the previous day’s closing price or the average of the four lowest volume-weighted average prices during the prior twenty (20) trading days. The Note does not bear interest unless in default and is subject to mandatory prepayment upon the receipt of proceeds from identified sales of equity interests in the Company and/or the receipt of certain extraordinary cash payments. In the event we default on the terms of the Initial Note or the Additional Note, the conversion price under the notes is a 50% discount to discount to the lower of either the previous day’s closing price or the average of the four lowest volume-weighted average prices during the prior twenty (20) trading days. The lender is secured by a junior lien in all assets of the Company, subject to exceptions for existing debt covenants of the Company. The Company reserved 15,000,000 shares of its common stock for issuance in connection with a conversion under the Additional Note and the Company agreed to issue the Lender 150,000 shares of its common stock as additional consideration for the loan (the “Commitment Shares”). We received the funds under the New Loan Documents on July 15, 2025.

On July 9, 2025, we entered into a Forbearance and Amendment to Loan Agreement and Note, which amended the terms of the Loan Agreement, Initial Note and RRA (the “Forbearance Agreement”). Under the terms of the Forbearance Agreement: (i) the Lender agreed to loan us an additional amount up to $4,400,000 under similar terms as the Initial Note (funds from which we received on July 15, 2025, as set forth below), (ii) the Lender agreed to permit us to raise an additional $3,000,000 under terms set forth on Exhibit I of the Loan Agreement, (iii) the filing date for the resale registration statement under the RRA was extended to July 18, 2025, (iv) the Outstanding Principal Amount of the Initial Note was $6,151,783 on the Forbearance Agreement Effective Date, (v) the principal amount under the Initial Note was increased to $6,766,961.30 (the “Amended Principal Amount”), representing 110% of the Outstanding Principal Amount of the Note as of the Forbearance Agreement Effective Date, (vi) the Weekly Installment Payments under the Initial Note stayed the same, (vii) the fee of $615,178.30 was added to the Amended Principal Amount of the Initial Note and shall be due and payable by the Company on or before January 7, 2026, (viii) past due interest totaling $ $291,367.35, that has accrued between the Forbearance Agreement Effective Date and the Effective Date, shall also be paid on or before January 7, 2026, and (ix) both the $615,178.30 fee and the $291,367.35 of past due interest shall be paid in full in cash on or before January 7, 2026.

On July 19, 2025, the Board of Directors of Vivakor received notice from Tyler Nelson, Vivakor’s Chief Financial Officer and Member of the Board of Directors of his resignation from such positions effective immediately.

On July 24, 2025, Vivakor Administration, LLC (the “Company”) entered into an executive employment agreement with Kimberly Hawley (the “Employment Agreement”) with respect to the her appointment as Executive Vice President, Chief Financial Officer, and Treasurer of the Company and Vivakor, Inc. ("Vivakor"). Pursuant to the Employment Agreement, Ms. Hawley will receive annual compensation of $350,000. Additionally, Ms. Hawley shall be eligible for performance bonus compensation as further set forth therein. The Employment Agreement may be terminated by either party for any or no reason, by providing five business days’ notice of termination, but a termination without cause will trigger certain severance provisions, including a lump sum payment equal to one (1) calendar year’s pay.

On July 30, 2025, Vivakor Transportation, LLC, as Seller, executed and entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Jorgan Development, LLC (“Jorgan”) to sell all of the issued and outstanding limited liability company membership interests in and to Meridian Equipment Leasing, LLC, and Equipment Transport, LLC (the “Targets”), two indirectly wholly-owned subsidiaries of Vivakor, Inc. (“Vivakor”, and the “Transaction”, respectively). The purchase price paid to the Seller thereunder consisted of $11,058,235 USD to be remitted in Series A Convertible Preferred Stock of Vivakor, which shares will no longer be considered outstanding or be entitled to the relevant annual dividend. The purchase price is subject to upward or downward adjustment based on any difference in net equity of the Targets as reflected by the Targets’ final financial results for the period ending June 30, 2025. The Targets were principally engaged in the truck transportation of oilfield produced water and associated equipment leasing operations. In connection with the Transaction, and among other agreements as further set forth in the Purchase Agreement, (i) affiliates of Vivakor, and certain related parties controlled directly or indirectly by James H. Ballengee, Vivakor’s Chairman, President, and Chief Executive Officer (the “Ballengee Family Office Affiliates”) will amend and restate that certain Transition Services Agreement dated October 1, 2024, to account for new and additional services to be provided by various parties thereto, (ii) the parties will amend and restate that certain Secured Promissory Note dated August 15, 2022, by and between Vivakor, as Borrower, and Jorgan Development, LLC, as Lender, reducing the payments to Lender thereunder by almost one-half (1/2), from ninety-nine percent (99%) of certain free cash flow from certain of Vivakor’s terminal operations to fifty percent (50%) of free cash flow from such operations, and (iii) Mr. Ballengee and certain Ballengee Family Office Affiliates will voluntarily suspend the right to receive dividends and distributions upon Series A Convertible Preferred Stock of Vivakor, held by them for the period from August 1, 2025 to January 1, 2026.

On July 30, 2025, Silver Fuels Delhi, LLC, White Claw Colorado City, LLC, Silver Fuels Processing, LLC, CPE Gathering Midcon, LLC, Vivakor, and Vivakor Transportation, LLC (collectively, the “Vivakor Obligors”), James H. Ballengee, Vivakor’s Chairman, President, and Chief Executive Officer, and certain related parties controlled directly or indirectly by Mr. Ballengee (collectively, the “Ballengee Obligors”), executed and entered into a Forbearance Agreement with Maxus Capital Group, LLC (“Maxus” and the “Forbearance Agreement”, respectively). Pursuant to the terms of the Forbearance Agreement, the Vivakor Obligors and the Ballengee Obligors agreed that (A) various events of default have occurred and are continuing to occur with respect to (i) Master Agreement No. 1450 dated March 17, 2020, by and between Maxus Capital Group, LLC, as Lessor, Silver Fuels Delhi, LLC, as Lessee, and Jorgan Development, LLC, as Co-Lessee, and all Schedules and Leases made subject thereto (collectively, the “1450 Lease”), (ii) Master Agreement No. 1452 dated December 28, 2021, by and between Maxus Capital Group, LLC, as Lessor, Meridian Equipment Leasing, LLC, as Lessee, and Jorgan Development, LLC, as Co-Lessee, and all Schedules and Leases made subject thereto (collectively, the “1452 Lease”), (iii) Master Agreement No. 1462 dated December 28, 2021, by and between Maxus Capital Group, LLC, as Lessor, White Claw Colorado City, LLC, as Lessee, and Jorgan Development, LLC, as Co-Lessee, and all Schedules and Leases made subject thereto (collectively, the “1462 Lease”, and together with the 1450 Lease and the 1452 Lease, the “Maxus Leases”), (B) Maxus will forbear and refrain from further action to enforce its rights under the Maxus Leases so long as no further events of default occur pursuant to the Forbearance Agreement, and (C) pursuant to the Maxus Leases, the Vivakor Obligors and Ballengee Obligors will pay or cause to be paid to Maxus the sum of $3,288,067.12 on or before September 1, 2025, the sum of $1,418,659.76 on or before October 1, 2025, the sum of $1,500,000 on or before November 30, 2025, the sum of $3,000,000 on or before November 30, 2025, the sum of $41,012.06 per month pursuant to the 1450 Lease, the sum of $592,973.77 per month pursuant to the 1452 Lease, and the sum of $188,030.95 per month pursuant to the 1462 Lease. Upon the execution of the Forbearance Agreement, the Vivakor Obligors and Ballengee Obligors must remit to Maxus a forbearance fee equal to (x) $250,000.00 cash and (b) restricted common shares of Vivakor in an amount equal to $250,000.00, priced per share based on the average closing price for the three (3) days preceding their issuance.

Pursuant to a Transition Agreement dated August 3, 2025, by and between Vivakor and Vivakor Administration, LLC, as Company, and Russ M. Shelton (the “Transition Agreement), Mr. Shelton, resigned his position as Executive Vice President and Chief Operating Officer of the Company, concurrent therewith and agreed to assist in transitioning his responsibilities to his replacement. Mr. Shelton’s resignation is not the result of any disagreement with Vivakor or its independent auditors regarding its accounting or financial practices.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders. According to our records, you were a shareholder of the Company as of the end of business on August 13, 2025.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote via telephone or over the Internet.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the U.S. Securities and Exchange Commission, or “SEC,” we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to the holders of our common stock, par value $0.001 per share (the “Common Stock”), will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

To access the materials, you must enter the control number included on your Notice.

The Notice is being made available to you by the Company in connection with its solicitation of proxies for use at the 2025 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 2278 Monitor Street, Dallas, Texas 75207 and/or any adjournments or postponements thereof. The Notice was first given or sent to shareholders on or about August 22, 2025. This Proxy Statement gives you information on these proposals so that you can make an informed decision.

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy card?

By completing a proxy card, as more fully described herein, you are designating James Ballengee, our Chief Executive Officer and/or Tyler Nelson, our Chief Financial Officer, as your proxies for the Annual Meeting and you are authorizing them to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the U.S. Securities and Exchange Commission, or “SEC,” to give you when we ask you to sign a proxy card designating Messrs. Ballengee and Nelson as proxies to vote on your behalf.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

I share the same address with another Vivakor, Inc. shareholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or, the Company at 5220 Spring Valley Road, Suite 500, Dallas, TX 75242, Attn: Corporate Secretary. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or the Corporate Secretary at the telephone number or address listed above.

How do I attend the Annual Meeting?

The Annual Meeting will be held in-person on September 11, 2025, 10 a.m. Central Time at 2278 Monitor Street, Dallas, Texas 75207.

Who is entitled to vote?

The Board has fixed the close of business on August 13, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record of the Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On the Record Date, there is expected to be 50,121,474 shares of Common Stock outstanding. Each share of Common Stock represents one vote that may be voted on each proposal that may come before the Annual Meeting. The Company has no voting shares other than the Common Stock.

What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?

If your shares are registered in your name with our transfer agent, Empire Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who may attend the Annual Meeting?

Only record holders and beneficial owners of our Common Stock, or their duly authorized proxies, may attend the Annual Meeting.

What am I voting for?

There are nine (9) matters scheduled for a vote:

1.	To elect four (4) members of the Board of Directors to serve until the 2026 annual meeting of stockholders.

2.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Loan and Security Agreement (the “J.J. Astor Loan Agreement”) and corresponding $12,565,000 Principal Amount Junior Secured Promissory Notes (the “J.J. Astor Note”) dated on March 17, 2025 and July 15, 2025, by and among the Company and J.J. Astor & Co., a Utah corporation (“J.J. Astor”), including the issuance of such shares upon the conversion of the J.J. Astor Note, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “J.J. Astor Stock Issuances”);

3.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Securities Purchase Agreement (the “SPA”) and corresponding aggregate $5,794,117.66 Principal Amount Convertible Promissory Notes (the “Notes”) dated between May 14, 2025 and June 9, 2025, by and among the Company and several non-affiliated investors, including the issuance of such shares upon the conversion of the Notes, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Notes Stock Issuances”);

4.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to either the issuance of dividends to holders of, or the conversion of, the Company’s Series A Preferred Stock held by James Ballengee, the Company’s Chief Executive Officer, and several other non-affiliated holders, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Preferred Stock Issuances”);

5.	To ratify the transactions under that certain Membership Unit Purchase Agreement dated July 30, 2025 (the “MIPA”) under which the membership interests of Meridian Equipment Leasing, LLC, and Equipment Transport, LLC were sold and transferred to Jorgan Development, LLC, an entity controlled by James Ballengee, the Company’s Chief Executive Officer;

6.	To grant the Board of Directors discretion (if necessary to maintain a listing of the Company’s common stock on the Nasdaq Capital Market) to amend the Company’s certificate of incorporation to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-five (1:5) up to one-for-twenty five (1:25), or anywhere between, as may be determined by the Board of Directors on or before March 15, 2026 (the “Reverse Stock Split”);

7.	To ratify the selection of Urish Popeck & Co, LLC (“Urish”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

8.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

9.	To transact other business as may come before the meeting.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 10, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote at the Annual Meeting to be held at 2278 Monitor Street, Dallas, Texas 75207 on September 11, 2025 at 10 a.m.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on routine matters.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. We provide telephone and Internet proxy voting to allow you to vote your shares via phone or online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

For Common Stockholders, on each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on the Record Date.

Is my vote confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What constitutes a quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, 25,060,737 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How will my shares be voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	To elect four (4) members of the Board of Directors to serve until the 2026 annual meeting of stockholders.

2.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Loan and Security Agreement (the “J.J. Astor Loan Agreement”) and corresponding $12,565,000 Principal Amount Junior Secured Promissory Notes (the “J.J. Astor Note”) dated on March 17, 2025 and July 15, 2025, by and among the Company and J.J. Astor & Co., a Utah corporation (“J.J. Astor”), including the issuance of such shares upon the conversion of the J.J. Astor Note, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “J.J. Astor Stock Issuances”);

3.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Securities Purchase Agreement (the “SPA”) and corresponding aggregate $5,794,117.66 Principal Amount Convertible Promissory Notes (the “Notes”) dated between May 14, 2025 and June 9, 2025, by and among the Company and several non-affiliated investors, including the issuance of such shares upon the conversion of the Notes, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Notes Stock Issuances”);

4.	To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to either the issuance of dividends to holders of, or the conversion of, the Company’s Series A Preferred Stock held by James Ballengee, the Company’s Chief Executive Officer, and several other non-affiliated holders, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Preferred Stock Issuances”);

5.	To ratify the transactions under that certain Membership Unit Purchase Agreement dated July 30, 2025 (the “MIPA”) under which the membership interests of Meridian Equipment Leasing, LLC, and Equipment Transport, LLC were sold and transferred to Jorgan Development, LLC, an entity controlled by James Ballengee, the Company’s Chief Executive Officer (the “MEL/ET Transaction”);

6.	To grant the Board of Directors discretion (if necessary to maintain a listing of the Company’s common stock on the Nasdaq Capital Market) to amend the Company’s certificate of incorporation to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-five (1:5) up to one-for-twenty five (1:25), or anywhere between, as may be determined by the Board of Directors on or before March 31, 2026 (the “Reverse Stock Split”);

7.	To ratify the selection of Urish Popeck & Co, LLC (“Urish”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

8.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

9.	To transact other business as may come before the meeting.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of Messrs. Ballengee and Nelson, the Board’s designated proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

Uninstructed Shares

All proxies that are executed or are otherwise submitted over the internet, by mail or in person will be voted on the matters set forth in the accompanying notice of Annual Meeting in accordance with the instructions set forth herein. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board’s recommendations on such proposals as set forth in this Proxy Statement.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on such proposals.

What is a broker non-vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 2 for the approval of the J.J. Astor Stock Issuances, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 3 for the approval of the Notes Stock Issuances, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 4 for the approval of the Preferred Stock Issuances, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 5 to ratify the MEL/ET Transaction, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 6 for the approval of the Reverse Stock Split, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 7 for the ratification of the selection of Urish Popeck & Co, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2025 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal. As such, there will not be any broker non-votes regarding this proposal.

Proposal No. 8 for the approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT_____”

Proposal No. 2: Approval of the J.J. Astor Stock Issuances	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 3: Approval of the Notes Stock Issuances	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 4: Approval of the Preferred Stock Issuances	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 5: Ratify the MEL/ET Transaction	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 6: Approval of the Reverse Stock Split	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 7: Ratification of Selection of Urish Popeck & Co, LLC as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 8: Approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

What is an abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. Generally, unless provided otherwise by applicable law, our Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the number of shares of stock entitled to vote thereon and present (either in person or by proxy) vote in favor of such action. Therefore, votes that are “WITHHELD” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. A vote marked as “ABSTAIN” is not considered a vote cast and will, therefore, not affect the outcome of Proposal’s No. 2, 3, 4, 5, 6, 7 or 8.

What are the voting procedures?

In voting by proxy regarding the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Regarding the other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposals. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is my proxy revocable?

If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary, at 5220 Spring Valley Road, Suite 500 Dallas, TX 75264, either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may revoke your proxy or change your proxy vote by voting at the meeting. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Who is paying for the expenses involved in preparing this Proxy Statement?

All of the expenses involved in preparing and assembling these proxy materials and mailing the Notice (and any paper materials, if requested) and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials.

Do I have dissenters’ rights of appraisal?

The Company’s stockholders do not have appraisal rights under Nevada law or under the Company’s governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2026 Annual Meeting?

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Stockholders (the “2025 Annual Meeting”) must submit the proposal to us at our corporate headquarters no later than March 31, 2026, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Pursuant to our Amended and Restated Bylaws, nothing in the procedure described in the sentence above shall be deemed to affect the rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule l4a-8 under the Exchange Act.

Stockholders who intend to present a proposal at our 2026 Annual Meeting without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices on or after February 1, 2026, but no later than March 31, 2026. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Excluding Proposal No. 1 and No. 8 (Election of Directors and Compensation of Directors, respectively), do the Company’s executive officers and Directors have an interest in any of the matters to be acted upon at the Annual Meeting?

Yes, as described below under Proposal No. 5, the Company’s subsidiary Vivakor Transportation, LLC sold all of the issued and outstanding limited liability company membership interests in Meridian Equipment Leasing, LLC, a Texas limited liability company, and Equipment Transport, LLC, a Pennsylvania limited liability company (the "Water Trucking Sale"), to Jorgan Development, LLC (“Jorgan”), an entity controlled by James Ballengee, the Company’s Chairman, President and Chief Executive Officer.

Members of the Board and executive officers of the Company do not have any substantial interest, direct or indirect, in Proposal No. 2 (the approval of the J.J. Astor Stock Issuances), Proposal No. 3 (the approval of the Notes Stock Issuances), Proposal No. 4 (the approval of the Preferred Stock Issuances), Proposal No. 6 (the approval of the Reverse Stock Split), or Proposal No. 7 (the ratification of the selection of Urish Popeck & Co, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2025).

Are any of the proposals conditioned on one another?

No.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board currently consists of four (4) directors, and their terms will expire at the Annual Meeting. Directors are elected at the Annual Meeting of stockholders each year and hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

James Ballengee, John R. Harris, Albert Johnson, and Michael Thompson have each been nominated to serve as directors and have agreed to stand for election. If these nominees are elected at the Annual Meeting, then each nominee will serve for a term expiring at the 2026 Annual Meeting and until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at the election. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.

If no contrary indication is made, proxies will be voted “FOR” all nominees listed below or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Nominees for Election to the Board for a Term Expiring at the 2026 Annual Meeting of Stockholders

Name	Age	Positions
James Ballengee	60	Chief Executive Officer and Director
John R. Harris	77	Director
Albert Johnson	50	Director
Michael Thompson	56	Director

James H. Ballengee joined Vivakor as Chief Executive Officer and Chairman of the Board in 2022. Prior to joining the Company, Mr. Ballengee had more than two decades of experience in midstream oil and gas senior management roles. Previously, he had been involved in two major private equity portfolio companies holding positions including Chief Commercial Officer, Chief Financial Officer, Chief Executive Officer, and Chairman of the Board. From 1997 through 2010, Mr. Ballengee served first as Chief Financial Officer, then Chief Executive Officer, then Chief Commercial Officer of Taylor Logistics, LLC, a Halifax Group-backed private equity portfolio company focused on crude oil marketing and logistics, which he led through a successful sale to Gibson Energy, Inc. (TSX: GEI). From 2010 to 2013, he was Chief Executive Officer and Chairman of the Board of Bridger Group, LLC, a private crude oil marketing firm. From 2013 to 2015, he was a board member and Chief Commercial Officer of Bridger, LLC, a Riverstone Holdings-backed private equity portfolio company focused on crude oil marketing and logistics, which he led through a successful sale to Ferrellgas Partners, LP (NYSE: FGP). Mr. Ballengee currently manages an exempt family office, which in turn holds and manages investments principally in the oil and gas, sports and entertainment, and real estate sectors. He has an undergraduate degree in accounting from Louisiana State University-Shreveport.

John R. Harris, age 77, combines over 35 years of experience in Board of Directors, CEO and Senior Management positions in a variety of industries including technology services, telecommunications, healthcare, and business process outsourcing. He currently serves on the board of directors for the Hackett Group, Hifu Prostate Services, GenHemp, and Everservice. Since 2009 Mr. Harris has primarily been a private investor, advisor, and board member for both public and privately held companies. From 2006 to 2009 he was CEO of Etelecare Global solutions a leading provider of offshore teleservices to Fortune 1,000 companies. From 2003 to 2005 he served as the CEO of Seven Worldwide, a digital content management company where he was previously a member of the board of directors of the company. From 2001 to 2003, Mr. Harris consulted with a variety of venture-backed early-stage companies. Previously Mr. Harris spent 25 years with Electronic Data Systems in a variety of senior executive positions to include President of the 4 strategic business units serving the telecommunications and media industries world-wide. He was elected as a Corporate Vice-President and Officer of the company. During his tenure with EDS, he gained extensive international experience working and living in the Middle East, Europe and Asia. Mr. Harris has extensive public company board experience through prior services on the boards of Premier Global Services, Cap Rock Communications, Genuity, Ventiv Health, Startek, Sizmek, Mobivity and Applied Graphic Technologies and served in a variety of positions to include board member, committee chairman, lead director and chairman. Mr. Harris received his BBA and MBA from the University of West Georgia where he serves on the Board of Advisors to the Richards School of Business.

Albert Johnson, age 50, brings over 25 years of experience in operations and senior management in the midstream and downstream sectors of the oil and gas industry. Previously, Mr. Johnson had been involved in public and privately held companies holding various positions in senior management and serving as a member of boards of directors. From 2014 to 2015, he was Director of Business Development for Sunoco Logistics, LP., a publicly traded master limited partnership involved in the marketing, trading, transportation and terminalling of crude oil, products and NGLS. From July 2015 through May 2017, Mr. Johnson was the Vice President of Business Development for Navigator Energy Services, LLC., a private equity backed company involved in the gathering, transportation and terminalling of crude oil. From March 2018 to November 2022, Mr. Johnson served as Executive Vice President Business Development for ARX Energy, LLC. Since November 2022, Mr. Johnson has served as Chief Commercial Officer for ARX Energy, LLC., a privately held company involved in building a world class clean fuels facility in the Port of Brownsville, Texas. Mr. Johnson served on the Board of Directors for West Texas Gulf Pipe Line Company and on the Management Committee of SunVit Pipeline, LLC. He has an undergraduate degree in History from the University of Texas at Austin and an MBA finance concentration from Jones Graduate School of Business at Rice University.

Michael Thompson, age 56, combines over 25 years of experience in company directorship. Previously, he had been involved in four companies and two nonprofit organizations, holding positions including President, Representative Director, and board member. Mr. Thompson presently serves as the Global Head of Multi-Vendor Solutions at HP. From 2016 to 2021, Mr. Thompson has served on the Board of Directors as the Chair of the Audit Committee and Conflicts Committee of Rhino Resources, LTD, a company concentrated on coal and energy-related assets and activities. From 2014 to 2016, Mr. Thompson was a Director and Chair of the Strategic Planning Committee of Idaho Aquarium, a nonprofit aquarium. From 2010 to 2012, Mr. Thompson was a member of the board of Asister, a nonprofit organization focused on designing and distributing appliances in Latin America. From 2005 to 2009, Mr. Thompson served on the Board of Directors for Environmental Energy Services, Inc. and Blaze Energy, Inc., energy services and asset accumulation companies. From 1996 to 1999, he served as President and Representative Director of Micron Electronics Japan, K.K. and Micron Electronics China. Mr. Thompson has a bachelor’s degree in Business and Japanese from Brigham Young University and a master’s degree in Organizational Leadership from Gonzaga University. Mr. Thompson is a member of the National Association of Corporate Directors and brings to our Board over 25 years of experience in corporate governance, compliance and turnaround.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Terms; Qualifications

Members of our Board of Directors serve until the next Annual Meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to the Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. None of the directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Section 401(f) material to an evaluation of the ability or integrity of any director or executive officer.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s Articles of Incorporation, as amended and Bylaws.

Board Composition, Committees, and Independence

Composition. Our Board has five members. Our Chief Executive Officer, James H. Ballengee, is a member of the Board and is a full-time employee of the Company. Tyler Nelson is our Chief Financial Officer, a member of the Board and is a full-time employee of the Company. John R. Harris, Albert Johnson and Michael Thompson are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Meetings. During the year ended December 31, 2024, the Board held eight meetings and took action by written consent on numerous other occasions, the Audit Committee held four meetings, the Compensation Committee held several meetings and the Nominating and Corporate Governance Committee held several meetings. All directors attended more than seventy-five percent (75%) of the meetings of the Board and committee meetings of which such director was a member held during 2024.

Compensation Committee. Our Compensation Committee is currently comprised of Michael Thompson, Albert Johnson, and John Harris, each of whom qualify as an independent director under applicable Nasdaq rules. John Harris serves as the chairman of the Compensation Committee.

In considering and determining executive and director compensation, the Compensation Committee reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to our officers. The Compensation Committee also determines and approves any non-cash compensation paid to any employee. We do not engage any compensation consultants to assist in determining or recommending the compensation to our officers or employees.

Audit Committee. Our Audit Committee is currently comprised of Michael Thompson, Albert Johnson and John Harris, each of whom qualify as an independent director under applicable Nasdaq and SEC rules, and “financially literate” under applicable Nasdaq rules. Our board has determined that Michael Thompson, qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Michael Thompson serves as the chairman of the Audit Committee.

The Audit Committee’s duties are to recommend to the Board the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of the Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently comprised of Michael Thompson, Albert Johnson, and John Harris, each of whom qualify as an independent director under applicable Nasdaq rules. Albert Johnson serves as the chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Nominating and Corporate Governance Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The Nominating and Corporate Governance Committee has not established a policy regarding the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the Nominating and Corporate Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Director Independence. We have determined, after considering all the relevant facts and circumstances, that Michael Thompson, Albert Johnson, and John Harris are independent directors as defined by the listing standards of the Nasdaq Stock Exchange and by the SEC because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. James Ballengee and Tyler Nelson are not “independent” as defined by the listing standards as Mr. Ballengee and Mr. Nelson are executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the Board of Directors’ compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s Board or its Compensation Committee. None of the members of the Company’s Compensation Committee is, or has ever been, an officer or employee of the company.

Code of Ethics and Business Conduct

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.vivakor.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

Board Diversity Matrix

	As of July 31, 2025				As of December 31, 2024
Total No. of Directors	4				5

Gender Identity	Female	Male	Non-Binary	Did Not Disclose	Female	Male	Non-Binary	Did Not Disclose

Directors		4				5

Part II: Demographic Background

African American or Black		1				1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		3				4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

EXECUTIVE OFFICERS

The following is a biographical summary of our executive officers and their ages, except for Mr. Ballengee and Mr. Nelson, whose biographies are included under the heading “Proposal No. 1: Election of Directors” set forth above:

Directors and Executive Officers	Position/Title	Age
James H. Ballengee	Chief Executive Officer and Director	60
Kimberly Hawley	Chief Financial Officer	56
Patrick Knapp	Vice President, General Counsel, & Secretary	40

Kimberly Hawley was hired as Executive Vice President, Chief Financial Officer, and Treasurer of Vivakor, Inc. and Vivakor Administration, LLC on July 24, 2025. Prior to joining the Company, Ms. Hawley served as the Chief Financial Officer of Empire Diversified Energy, Inc. from February 2022 until July 24, 2025. In that role, she oversaw the financial operations of the company’s seven subsidiaries. In addition, she led financial strategy, capital structure and funding initiatives for major infrastructure and site development projects, securing over $120 million in long term debt financing. Prior to joining Empire Diversified Energy, Ms. Hawley was a Certified Public Account with Personal Management Consultants from October 2018 to January 2022, where she provided comprehensive financial management services, including strategic planning, tax forecasting, and coordination with key financial and legal advisors. Ms. Hawley received her Bachelor of Business Administration from Loyola University of Chicago, and her Master of Business Administration from Pepperdine University. Ms. Hawley is a Certified Public Accountant (CPA) in California.

Patrick Knapp joined Vivakor as Vice President, General Counsel & Secretary in 2024. Mr. Knapp is an accomplished corporate securities lawyer whose practice has focused on M&A, financings, and complex commercial transactions principally relating to midstream liquids such as crude oil, refined products, and oilfield produced water. He has represented oil and gas producers, marketers, refiners, midstream infrastructure providers, OFS companies, and oilfield waste recyclers in billions of dollars’ worth of transactions in the United States, Canada, and Mexico. Prior to Vivakor, he was a partner in the energy practice at Jackson Walker LLP from 2021-2024, where he organized and led the firm’s oilfield produced water working group. From 2019-2021, he was a partner at the international law firm McGuireWoods LLP. Knapp holds a bachelor’s degree in economics and marketing from the University of Notre Dame and a juris doctor from Southern Methodist University. He is Chairman of the Sister Loyola Foundation, a nonprofit supporting Catholic education through scholarships and grants. Mr. Knapp is admitted to practice law in Texas.

EXECUTIVE COMPENSATION

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2024;

(b)	each of our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2024 who had total compensation exceeding $100,000 (if applicable); and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at December 31, 2024 (if applicable), who we will collectively refer to as the named executive officers, for the years ended December 31, 2024 and 2023, are set out in the following summary compensation table:

Executive Officers and Directors

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2024 and 2023. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the estimated fair value of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE**

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James Ballengee	2024	1,000,000	(2)	-0-		-0-		-0-	-0-	-0-	76,923	(6)	1,076,923
CEO and Chairman(1)	2023	1,000,000	(2)	-0-		-0-		-0-	-0-	-0-	76,923	(6)	1,076,923

Tyler Nelson	2024	450,000		100,000	(3)	450,000	(3)	-0-	-0-	-0-	512,603	(6)(4)	1,512,603
CFO(8)	2023	350,000		700,000		-0-		-0-	-0-	-0-	57,631	(6)	1,107,631

Russ Shelton COO(7)	2024	76,474		-0-		150,000	(3)	-0-	-0-	-0-	4,734		231,208

Pat Knapp, Exec VP, GC and Secretary(5)	2024	188,461		-0-		250,000		-0-	-0-	-0-	5,797		444,254

(1)	Mr. Ballengee was hired as our Chief Executive Officer on October 28, 2022.
(2)	Pursuant to Mr. Ballengee’s Employment Agreement, his salary ($1,000,000) is paid in shares of our common stock, priced based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the Effective Date or annual anniversary of his Employment Agreement, as applicable. The five (5) day volume-weighted average price of our common stock for shares issued for his salary from October 28, 2022 to October 27, 2023 was approximately $1.08. As a result, we issued Mr. Ballengee 923,672 shares of our common stock as payment for that salary. The five (5) day volume-weighted average price of our common stock for shares issued for his salary from October 28, 2023 through October 27, 2024 was approximately $0.60. As a result, we issued Mr. Ballengee 1,657,016 shares of our common stock as payment for this salary. We issued Mr. Ballengee an additional 122,679 shares for the remainder of his 2024 salary (through December 31, 2024), valued at the preceding five (5) NASDAQ trading days prior to the annual anniversary of his Employment Agreement (October 28, 2024, or $1.45 per share.
(3)	Accrued as of December 31, 2024.
(4)	Includes $437,839 in payments toward accrued compensation or notes payable due to employee.
(5)	Mr. Knapp was hired as our Executive Vice President, General Counsel and Secretary in June 2024.
(6)	Includes amounts for accrued employee benefits, including sick and vacation benefits.
(7)	Mr. Shelton was hired as our Chief Operating Officer in October 2024 and resigned in August 2025.
(8)	Mr. Nelson resigned as our Chief Financial Officer in July 2025.
**	Mr. Les Patterson was listed in our Summary Compensation Table in our Annual Report on Form 10-K for the year ended December 31, 2023, however, we do not consider Mr. Patterson an executive officer and he was only included in our prior Summary Compensation Table as a result of being the third highest paid employee in the company as of December 31, 2023. The Company hired additional executive officers in 2024 and, as a result, Mr. Patterson does not appear in the above Summary Compensation Table.

Employment Agreements

James Ballengee

On October 28, 2022, we entered into an executive employment agreement with James Ballengee (the “Ballengee Employment Agreement”) with respect to our appointment of Mr. Ballengee as Chief Executive Officer and Chairman of the Board of Directors. Pursuant to the Ballengee Employment Agreement, Mr. Ballengee will receive annual compensation of $1,000,000 payable in shares of our common stock, priced at the volume weighted average price (VWAP) for the five trading days preceding the date of the Ballengee Employment Agreement and each anniversary thereof (the “CEO Compensation”). The CEO Compensation is subject to satisfaction of Nasdaq rules, the provisions of our equity incentive plan and other applicable requirements and shall be accrued if such issuance is due prior to satisfaction of such requirements. Additionally, Mr. Ballengee shall be eligible for a discretionary performance bonus. The Ballengee Employment Agreement may be terminated by either party for any or no reason, by providing a five days’ notice of termination.

Pursuant to the Ballengee Employment Agreement, Mr. Ballengee was granted the right to nominate two additional directors for appointment to the Board in his sole discretion, as well as a third additional director upon issuance of the Note Payment Shares (defined below), subject to such directors passing a background check. Pursuant to the Ballengee Employment Agreement, Mr. Ballengee nominated John Harris and Albert Johnson as Board of Director appointees and both were appointed in January 2023.

On February 26, 2025, we issued James Ballengee, our Chairman, Chief Executive Officer and principal shareholder, 160,266 shares of our common stock under the terms of the Ballengee Employment Agreement for his services rendered from October 28, 2024 to January 27, 2025. The shares were issued as unrestricted shares under our Equity Incentive Plan registered under a Registration Statement on Form S-8. Based on the Ballengee Employment Agreement, we owe Mr. Ballengee 688,891 shares of Common Stock for his employment period beginning October 28, 2024 through October 27, 2025, to be paid in three equal quarterly installments of 172,222 shares of Common Stock, and one installment of 172,225 shares (prior to tax withholdings).

Tyler Nelson

On June 13, 2024, we entered into a new Employment Agreement with Mr. Tyler Nelson with respect to our appointment of Mr. Nelson as Chief Financial Officer. Pursuant to the New Employment Agreement, Mr. Nelson will receive: (i) $450,000 annually (the “Base Salary”); (ii) an annual cash incentive bonus of a minimum of 50% of the Base Salary (a portion of which may be payable in the form of restricted common stock of the Company) and a maximum of 120% of the Base Salary; and (iii) an annual equity incentive bonus of a minimum of 25% of the Base Salary and a maximum of 120% of the Base Salary in shares of restricted stock. Mr. Nelson will also be eligible for a cash transaction bonus (the “Transaction Bonus”) for Qualified Transactions, as defined in the New Employment Agreement, of 0.5% of the enterprise value of the assets, equity or business sold or acquired or the listing value of the equity or debt being listed on a national exchange. For each of the closing of the Merger Agreement and Endeavor MIPA, Mr. Nelson will receive a bonus of $200,000, with $100,000 for each such bonus to be paid in cash and the remaining $100,000 for each such bonus to be paid in shares of our common stock, valued on the date of close of the Merger Agreement and the Endeavor MIPA, respectively. The foregoing bonuses are in lieu of a Transaction Bonus for either the Merger Agreement or the Endeavor MIPA. The new Employment Agreement is for an initial term of two years and will auto-renew for subsequent one-year terms if not terminated by either party at the end of a term, which requires 90 days prior notice. The new Employment Agreement may also be terminated under standard cause and without cause termination and resignation provisions.

At the time of entering into the new Employment Agreement, we owed Mr. Nelson $1,167,750 in accrued salary and bonuses, plus interest (together, the “Accrued Compensation”), for serving as our Chief Financial Officer under the Original Agreement. Pursuant to the Settlement Agreement, we agreed with Mr. Nelson on the Accrued Compensation would be paid to Mr. Nelson under of a straight promissory note in the principal amount of the Accrued Compensation (the “Note”). Under the terms of the Note, the amounts due under the Note will accrue interest at 8% per annum, and will be paid to Mr. Nelson by paying him 5% of any money received by us from closed future financings or acquisition/merger/sale transactions until the Note has been paid in full. In the event the Note has not been paid in full by June 30, 2025, the Note will mature and any amounts due thereunder will be due and payable in full in such date.

Under the terms of the Settlement Agreement we issued Mr. Nelson a stock option agreement (the “Option Agreement”) setting forth the stock options Mr. Nelson were issued on June 9, 2022 (the “Grant Date”). Pursuant to the Option Agreement, as of the Grant Date, Mr. Nelson was granted 917,825 stock options (the “Options”) at an exercise price per share of $1.80. The Options shall vest as follows: (i) 360,145 shares on the Grant Date, (ii) 219,312 shares three (3) months after the Grant Date, (iii) 48,338 shares for each of the following six (6) quarters, and (iv) 48,340 shares following the eighth (8th) quarter after the Grant Date. The Options were fully vested as of June 9, 2024.

Under our Employment Agreement with Tyler Nelson, our Chief Financial Officer, he is due bonuses at various times and/or upon certain events happening, namely an annual cash incentive bonus for December 31, 2024 of $225,000, an annual equity incentive bonus of $112,500, and a bonus for the close of the acquisition of the Endeavor Entities of $100,000, totaling $437,500 (the “Nelson Bonuses”). The Nelson Bonuses are due to Mr. Nelson in shares of common stock, which total 462,462 shares of common stock (prior to tax withholdings) based on the calculations in the Nelson Employment Agreement. In payment of the Nelson Bonuses, on February 26, 2025, we issued Mr. Nelson 105,213 shares of our common stock after tax withholdings. The shares were issued as unrestricted shares under our Equity Incentive Plan registered under a Registration Statement on Form S-8.

Russ Shelton

In connection with the Closing of the Endeavor Entities on October 1, 2024, we entered into an executive employment agreement with Russ Shelton (the “Shelton Agreement”) with respect to our appointment of Mr. Shelton as Executive Vice President and Chief Operating Officer. Pursuant to the Shelton Agreement, Mr. Shelton will receive (i) base salary compensation of $337,000 USD annually (the “Base Compensation”); (ii) an annual cash and equity incentive compensation of up to $808,000 based upon certain performance criteria as more particularly described therein. As an inducement to enter into the Shelton Agreement, Mr. Shelton shall receive a one-time signing grant of our common stock equivalent in value to $150,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant, subject to an eighteen (18) month lockup period, which shall be granted promptly after the Effective Date, as defined therein. Pursuant to the Shelton Agreement, Mr. Shelton’s employment is at-will under Texas law, except as modified therein. Mr. Shelton’s employment with Vivakor Administration, LLC, a subsidiary of ours, began on October 1, 2024.

In connection with the Shelton Agreement, Mr. Shelton and Ballengee Holdings, LLC, an affiliate of James H. Ballengee, our Chairman, President, and CEO, have entered into a side letter agreement (the “Shelton Side Letter”) promising Mr. Shelton (i) certain additional Base Compensation equal to the difference between Mr. Shelton’s current salary and $375,000 by January 1, 2025, should we not increase Mr. Shelton’s Base Compensation, as defined in the Shelton Agreement, to such level, and (ii) a one-time special cash bonus of $100,000.00 USD upon completion of an equity capital raise, as more particularly set forth therein.

Pat Knapp

On June 26, 2024, we entered into that certain Executive Employment Agreement with Patrick M. Knapp to join the company as our Executive Vice President, General Counsel, & Secretary (the “Knapp Agreement”).

The Knapp Agreement provides for an annual base salary of $350,000, payable in equal installments every two weeks. In addition, the Knapp Agreement provides for annual incentive cash and equity compensation of up to $840,000 based on certain performance goals as further set forth therein. As an inducement to enter into the Knapp Agreement, Mr. Knapp shall receive a one-time signing grant of our common stock equivalent in value to $250,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant (calculated to be 140,190 shares based on the effective date of the Knapp Agreement), subject to an eighteen (18) month lockup period and a conditional clawback obligation concurrent therewith, which shall be granted within thirty (30) days after the Start Date, as defined therein. Pursuant to the Knapp Agreement, Mr. Knapp’s employment is at-will under Texas law, except as modified therein. Mr. Knapp’s employment began on June 26, 2024.

Stock Incentive Plan

Equity Incentive Plans

Our Board of Directors and the holders of a majority of our common stock approved a new equity incentive plan in November 2023, which authorizes the issuance of up to 40,000,000 shares of common stock through the grant of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

Our Board of directors approved an equity incentive plan in February 2022, which authorizes the issuance of up to 2,000,000 shares of common stock through the grant of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

Outstanding Equity Awards at December 31, 2024

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers on December 31, 2024:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James Ballengee(1)	-0-	-0-	-0-	N/A	N/A	566,212	416,732	(2)	-0-	-0-

Tyler Nelson(3)	917,825	-0-	-0-	1.80	June 8, 2032	-0-	-0-		112,500	82,800	(2)

Russ Shelton(4)	-0-	-0-	-0-	N/A	N/A	-0-	-0-		-0-	-0-

Pat Knapp	-0-	-0-	-0-	N/A	N/A	-0-	-0-		-0-	-0-

(1)	Includes shares issued to Mr. Ballengee under our equity incentive plan for his annual salary.
(2)	Valued as of April 7, 2025.
(3)	Mr. Nelson resigned as our Chief Financial Officer in July 2025.
(4)	Mr. Shelton resigned as our Chief Operating Officer in August 2025.

Aggregated Option Exercises

There were no options exercised by any officer or director of our company during our twelve-month period ended December 31, 2024.

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director Compensation

The table below shows the compensation paid to our directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Ballengee	-		-	-	-	-	-	-

Tyler Nelson(5)	-		-	-	-	-	-	-

John Harris(2)	60,000	(1)	50,000	-	-	-	-	110,000

Albert Johnson(3)	60,000	(1)	50,000	-	-	-	-	110,000

Michael Thompson(4)	34,615	(1)	107,845	-	-	-	-	142,460

(1)	$15,000 was accrued as of December 31, 2024.
(2)	John Harris was appointed to the Board of Directors on January 16, 2023. He qualifies as an independent director and serves on the Board’s Audit Committee, Compensation Committee and Nominating Committee, serving as the chairman of the Compensation Committee.
(3)	Albert Johnson was appointed to the Board of Directors on January 16, 2023. He qualifies as an independent director and serves on the Board’s Audit Committee, Compensation Committee and Nominating Committee, serving as the chairman of the Nominating Committee.
(4)	Michael Thompson was appointed to the Board of Directors on June 3, 2024. He qualifies as an independent director and serves on the Board’s Audit Committee, Compensation Committee and Nominating Committee, serving as the chairman of the Audit Committee.
(5)	Mr. Nelson resigned as Chief Financial Officer in July 2025.

Change of Control

There are no arrangements, including any pledge by any person of our securities, known to us whereby the operation of such a pledge or arrangement may result in a change in control of the Company at a subsequent date.

Vote Required

The four nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS.

PROPOSAL NO. 2:

APPROVAL OF SHARE ISSUANCES UNDER J.J. ASTOR PROMISSORY NOTES

To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Loan and Security Agreement (the “J.J. Astor Loan Agreement”) and corresponding $12,565,000 Principal Amount Junior Secured Promissory Notes (the “J.J. Astor Notes”) dated on March 17, 2025 and July 15, 2025, by and among the Company and J.J. Astor & Co., a Utah corporation (“J.J. Astor”), including the issuance of such shares upon the conversion of the J.J. Astor Note, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “J.J. Astor Stock Issuances”);

On March 17, 2025, the Company entered into the J.J. Astor Loan Agreement and entered into corresponding J.J. Astor Notes with J.J. Astor on March 17, 2025 and July 15, 2025, under which the Company may, and/or J.J. Astor may request, that the amounts due under the J.J. Astor Note be paid in shares of the Company’s common stock at a price eighty percent (80%) of the lower of (a) the closing price of the Common Stock as traded on either the Nasdaq or the New York Stock Exchange or the NYSE Amex Exchange (as applicable) on the trading day immediately prior to the Notice Date, or (b) the average of the four lowest VWAPS over the twenty (20) trading days prior to the Notice Date (for a payment in common stock by the Company), unless the J.J. Astor Notes are in default, in which case the conversion price reduces to a 50% discount to the lower of either the previous day’s closing price or the average of the four lowest volume-weighted average prices during the prior twenty (20) trading days. Either the conversion of the J.J. Astor Note by J.J. Astor and/or the election by the Company to make payments on the J.J. Astor Note in common stock could cause the Company to issue more than 19.99% of this common stock in payment of the J.J. Astor Note.

Given the foregoing, we are seeking stockholder approval under this Proposal, to comply with Nasdaq Listing Rule 5635(d), to issue more than 19.99% of our outstanding Common Stock to J.J. Astor under the terms of the J.J. Astor Note to pay some of all of the amounts due under the J.J. Note (the “J.J. Astor Shares Issuance”). The Board has approved and is seeking stockholder approval of the J.J. Astor Shares Issuance, pursuant to the J.J. Astor Note.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our Common Stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our then-outstanding shares of Common Stock.

The J.J. Astor Shares Issuance may cause a reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of the J.J. Astor Shares could cause the market price of our Common Stock to decline. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Consequences of Not Approving the Share Issuance Proposal

If stockholder approval of the JJ Astor Shares is received, the Company will be authorized to issue amounts due under the J.J. Astor Notes in shares of the Company’s Common Stock in amounts that exceed 19.99% of our outstanding common stock.

If our stockholders do not approve this Proposal, the most shares of Common Stock the Company can issue to J.J. Astor as payment of the J.J. Astor Notes is 19.99% of the Company’s outstanding Common Stock Shares with any remaining amounts required to be paid in cash.

Additional Information

This summary is intended to provide you with basic information concerning the J.J. Astor Loan and Security Agreement, the J.J. Astor Notes and the possible J.J. Astor Shares Issuance. The terms of the J.J. Astor Loan and Security Agreement, the J.J. Astor Notes and the possible J.J. Astor Shares Issuance are complex and only briefly summarized above. For further information, please refer to the descriptions contained in the Company’s Current Reports on Form 8-K filed with the SEC on March 21, 2025 and July 21, 2025 and the documents filed as exhibits to such reports. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

Vote Required

The approval of Proposal Two requires a quorum of the Company’s stockholders. A quorum will be present at the meeting if the holders of a majority of the shares of stock, issued and outstanding and entitled to vote, are present in person or represented by proxy. To approve Proposal Two, holders of a majority of the votes cast on the matter must vote FOR the proposal. Only FOR and AGAINST votes will affect the outcome. Abstentions and broker non-votes will have no effect on the voting of Proposal Two.

Proposal Two is not a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may not vote your shares on Proposal Two.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE j.j. asTOR Stock ISSUANCE INCLUDING AN AMOUNT ABOVE 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK.

PROPOSAL NO. 3:

APPROVAL OF SHARE ISSUANCES UNDER CONVERTIBLE PROMISSORY NOTES

To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to a Securities Purchase Agreement (the “SPA”) and corresponding aggregate $5,794,117.66 Principal Amount Convertible Promissory Notes (the “Notes”) dated between May 14, 2025 and June 9, 2025, by and among the Company and several non-affiliated investors, including the issuance of such shares upon the conversion of the Notes, which could, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Notes Stock Issuances”);

Between May 14, 2025 and June 9, 2025, the Company issued the Notes, under which the holders may, may request the amounts due under the Notes be paid in shares of the Company’s common stock at a price equal to eighty percent (80%) of the lower of (a) the closing price of the Common Stock as traded on either the Nasdaq or the New York Stock Exchange or the NYSE Amex Exchange (as applicable) on the trading day immediately prior to the Notice Date, or (b) the average of the four lowest VWAPS over the twenty (20) trading days prior to the Notice Date (for a payment in common stock by the Company). As a result, the holders’ election to convert the amounts due under the Notes into shares of the Company’s common stock could cause the Company to issue more than 19.99% of this common stock in payment of the Notes.

Given the foregoing, we are seeking stockholder approval under this Proposal, to comply with Nasdaq Listing Rule 5635(d), to issue more than 19.99% of our outstanding Common Stock to the holders of the Notes to pay some of all of the amounts due under the Notes (the “Notes Stock Issuances”). The Board has approved and is seeking stockholder approval of the Notes Stock Issuances, pursuant to the Notes.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our Common Stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our then-outstanding shares of Common Stock.

The Notes Stock Issuances may cause a reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of the Notes Shares could cause the market price of our Common Stock to decline. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Consequences of Not Approving the Share Issuance Proposal

If stockholder approval of the Notes Stock Issuances is received, the Company will be authorized to issue amounts due under the Notes in shares of the Company’s Common Stock that could exceed 19.99% of the Company’s outstanding common stock.

If our stockholders do not approve this Proposal, the most shares of Common Stock the Company can issue to the holders of the Notes as payment of the Notes is 19.99% of the Company’s Common Stock Shares with any remaining amounts required to be paid in cash.

Additional Information

This summary is intended to provide you with basic information concerning the SPA, the Notes and the possible Notes Stock Issuances. The terms of the SPA, the Notes and the possible Notes Stock Issuances are complex and only briefly summarized above. For further information, please refer to the descriptions contained in the Company’s Current Reports on Form 8-K filed with the SEC on May 20, 2025, June 3, 2025, and June 11, 2025 and the documents filed as exhibits to such report. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

Vote Required

The approval of Proposal Three requires a quorum of the Company’s stockholders. A quorum will be present at the meeting if the holders of a majority of the shares of stock, issued and outstanding and entitled to vote, are present in person or represented by proxy. To approve Proposal Three, holders of a majority of the votes cast on the matter must vote FOR the proposal. Only FOR and AGAINST votes will affect the outcome. Abstentions and broker non-votes will have no effect on the voting of Proposal Three.

Proposal Three is not a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may not vote your shares on Proposal Three.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” the nOTES Stock ISSUANCE INCLUDING AN AMOUNT ABOVE 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK.

PROPOSAL NO. 4:

APPROVAL OF SHARE ISSUANCES UNDER SERIES A PREFERRED STOCK

To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of a number of shares of the Company’s common stock pursuant to either the issuance of dividends to holders of, or the conversion of, the Company’s Series A Preferred Stock held by James Ballengee, the Company’s Chief Executive Officer, and several other non-affiliated holders, under certain circumstances that may occur in the future, exceed 19.99% of the number of shares of the Company’s common stock (the “Preferred Stock Issuances”);

Under the terms of the Company’s Series A Preferred Stock, (i) the Company is obligated to pay the holders of shares of its Series A Preferred Stock (the “Series A Holders”) a 6% annual dividend payable in shares of the Company’s Common Stock based on a $1,000 per share stated value for the shares of Series A Preferred Stock, and (ii) the Company has the right to convert the shares of Series A Preferred Stock into shares of the Company’s Common Stock at any time based on the stated value per share for the Series A Preferred Stock and using a $1.00 per share conversion price for the Company’s common stock. The Company currently has 107,789 shares of Series A Preferred Stock outstanding. Based on that share total the $1,000 per share stated value, the Company is obligated to pay the holders of the Series A Preferred Stock a dividend of $6,467,340 per year (6% of $107,789,000) in common stock, payable $1,616,385 per quarter (1/4 of the annual dividend quarterly). The $1,616,385 quarterly dividend amount is paid in shares of common stock based on the fair market value of the Company’s common stock on the dividend date. Additionally, the Company has the right to convert shares of Series A Preferred Stock using the stated value of the Series A Preferred Stock ($1,000 per share) and $1.00 for the price of the Company’s common stock. As a result, the shares of Series A Preferred Stock are convertible into 107,789,000 shares of Common Stock if the Company elects to force a conversion, subject to certain ownership limitations.

Given the foregoing, we are seeking stockholder approval under this Proposal, to comply with Nasdaq Listing Rule 5635(d), to issue more than 19.99% of our outstanding Common Stock to the holders of the Series A Preferred Stock for the dividends owed to the holders of the Series A Preferred Stock or due to the conversion of the Series A Preferred Stock into shares of the Company’s Common Stock. The Board has approved and is seeking stockholder approval of the Preferred Stock Issuances, pursuant to the Series A Preferred Stock Certificate of Designation.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our Common Stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our then-outstanding shares of Common Stock.

The Preferred Stock Issuances may cause a reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of the Preferred Stock Shares could cause the market price of our Common Stock to decline. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Consequences of Not Approving the Share Issuance Proposal

If stockholder approval of the Preferred Stock Issuances is received, the Company will be authorized to issue shares of the Company’s Common Stock in excess of 19.99% of the Company’s outstanding Common Stock for the dividends due to the holders of the Series A Preferred Stock or upon conversion of the Series A Preferred Stock.

If our stockholders do not approve this Proposal, the most shares of Common Stock the Company can issue to the holders of the Series A Preferred Stock for dividends or upon conversion of the Series A Preferred Stock is 19.99% of the Company’s Common Stock Shares with remaining dividends owing being accrued until they are able to be issued and any remaining shares of Series A Preferred Stock that can’t be converted remaining as Series A Preferred Stock until they can be converted.

Additional Information

This summary is intended to provide you with basic information concerning the Series A Preferred Stock and the possible Preferred Stock Issuances. The terms of the Series A Preferred Stock and the possible Preferred Stock Issuances are complex and only briefly summarized above. For further information, please refer to the descriptions contained in the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2024 and the documents filed as exhibits to such report. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

Vote Required

The approval of Proposal Four requires a quorum of the Company’s stockholders. A quorum will be present at the meeting if the holders of a majority of the shares of stock, issued and outstanding and entitled to vote, are present in person or represented by proxy. To approve Proposal Four, holders of a majority of the votes cast on the matter must vote FOR the proposal. Only FOR and AGAINST votes will affect the outcome. Abstentions and broker non-votes will have no effect on the voting of Proposal Four.

Proposal Four is not a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may not vote your shares on Proposal Four.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE Preferred stock issuances INCLUDING AN AMOUNT ABOVE 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK.

PROPOSAL NO. 5:

RATIFICATION OF THE MEL/ET TRANSACTION

On July 30, 2025, the Company sold all of the issued and outstanding limited liability company membership interests in Meridian Equipment Leasing, LLC, a Texas limited liability company, and Equipment Transport, LLC, a Pennsylvania limited liability company (the “Water Trucking Sale”), pursuant to that certain Membership Interest Purchase Agreement of even date therewith by and between Vivakor Transportation, LLC, as Seller, and Jorgan Development, LLC, as Buyer (the “Water Trucking Sale Agreement”), in exchange for $11,058,235 USD paid in 11,058 shares of Series A Convertible Preferred Stock of Vivakor, Inc., which shares will no longer be considered outstanding or be entitled to the relevant annual dividend. The Buyer of such entities is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. The sale is subject to a one-time post-closing purchase price adjustment based on the sold subsidiaries’ financial results as reflected on Vivakor’s Form 10-Q Quarterly Report for the period ended June 30, 2025, which will be settled in Series A Convertible Preferred Stock of Vivakor, Inc. Prior to consummating the Water Trucking Sale, we transferred certain assets and liabilities between affiliates to comply with pre-existing debt covenants, facilitate crude oil trucking operations, and minimize potential operational disruption to our crude oil-focused businesses. In connection with the Water Trucking Sale, and among other agreements as further set forth in the Water Trucking Sale Agreement, (i) affiliates of Vivakor, and the Ballengee Family Office Affiliates, amended and restated that certain Transition Services Agreement dated October 1, 2024, to account for new and additional services to be provided by various parties thereto, (ii) the parties amended and restated that certain Secured Promissory Note dated August 15, 2022, by and between Vivakor, as Borrower, and Jorgan Development, LLC, as Lender, reducing the payments to Lender thereunder from ninety-nine percent (99%) of Monthly Free Cash Flow, as defined therein, to fifty percent (50%) of Monthly Free Cash Flow, and (iii) Mr. Ballengee and certain Ballengee Family Office Affiliates voluntarily suspended the right to receive dividends and distributions upon Series A Convertible Preferred Stock of Vivakor, Inc. held by them for the period from August 1, 2025 to January 1, 2026.

Consequences of Not Ratifying the MEL/ET Transaction

Stockholder approval of the MEL/ET Transaction is not required as the transaction was not a sale of substantially all the assets of the Company. However, since the businesses were sold to an entity controlled by the Company’s Chief Executive Officer, the Board is seeking ratification of the transaction by the Company’s shareholders. The Board of Directors believes the transaction greatly benefits the Company and its stockholders.

There will be no impact on the MEL/ET Transaction if the Company’s stockholders do not approve the transaction.

Additional Information

This summary is intended to provide you with basic information concerning the MEL/ET Transaction. The terms of the MEL/ET Transaction are complex and only briefly summarized above. For further information, please refer to the descriptions contained in the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2025 and the documents filed as exhibits to such report. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

Vote Required

The ratification of Proposal Five requires a quorum of the Company’s stockholders. A quorum will be present at the meeting if the holders of a majority of the shares of stock, issued and outstanding and entitled to vote, are present in person or represented by proxy. To approve Proposal Five, holders of a majority of the votes cast on the matter must vote FOR the proposal. Only FOR and AGAINST votes will affect the outcome. Abstentions and broker non-votes will have no effect on the voting of Proposal Five.

Proposal Five is not a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may not vote your shares on Proposal Four.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE MEL/ET TRANSACTION.

PROPOSAL NO. 6:

GRANTING THE BOARD OF DIRECTORS DISCRETION TO AMEND THE COMPANY’S

CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT IN A RANGE

FROM ONE-FOR-FIVE (1:5) UP TO ONE-FOR-TWENTY FIVE (1:25), OR ANYWHERE

BETWEEN, AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS ON OR BEFORE

MARCH 15, 2026

The Company’s common stock ($0.001 par value, 200,000,000 shares authorized) is currently listed on the Nasdaq Capital Market. To comply with Nasdaq’s continued listing requirements, the Company’s common stock must maintain a bid price of at least $1.00 per share. On August 7, 2025, the closing price of the common stock was $0.951.

As reported in our Current Report on Form 8-K filed March 21, 2025, on March 18, 2025, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the closing bid price of the Company’s common stock remained below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).

In accordance with the Nasdaq Listing Rules, the Company has been provided an initial period of 180 calendar days, or until September 15, 2025 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. If at any time before the Compliance Date the closing bid price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the Bid Price Requirement.

As of the date of this Proxy Statement, the closing bid price of the Company’s common stock has not equaled or exceeded $1.00 for a minimum of ten consecutive business days. If the Company does not regain compliance with the Bid Price Requirement by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would then be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Requirement, and would need to provide written notice of its intention to cure the deficiency during the additional 180 calendar day compliance period, which compliance could be achieved by effecting a reverse stock split, if necessary.

If the Company does not regain compliance with the Bid Price Requirement by the Compliance Date and it appears to the Staff that the Company will not be able to cure the deficiency, or is otherwise not eligible for an additional compliance period, the Staff will provide written notification to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearings Panel.

The Board of Directors believes that a reverse stock split will increase the price per share of the common stock and assist in meeting the Bid Price Requirement for maintaining Nasdaq listing.

Therefore, the Board recommends that the stockholders grant the Board of Directors discretion (if necessary to maintain a listing of the Company’s common stock on the Nasdaq Capital Market) to amend the Company’s Articles of Incorporation to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-five (1:5) up to one-for- twenty five (1:25), or anywhere between in the discretion of the Board on or before March 15, 2026 (the “Reverse Stock Split”). The Board may only effect the Reverse Stock Split if it deems it to be reasonably necessary for maintaining listing on Nasdaq. The Board proposed a wide stock split ratio to give it flexibility in determining the most conservative stock split ratio possible that will still meet the Bid Price Requirement necessary to prevent delisting from the Nasdaq Capital Market.

Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each stockholder will beneficially hold the same percentage of common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. Also, proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants to buy common stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal.

The Board does not intend as part of the Reverse Stock Split to reduce the amount of the Company’s authorized shares of common stock. As of the Record Date, the Company has a total of 200,000,000 shares of common stock authorized and 48,051,097 shares issued, leaving 151,948,903 shares available for issuance, not including shares reserved for issuance upon exercise of warrants or options, or any other convertible securities. If Proposal No. 6 is approved, the number of unissued, available authorized shares of Common Stock will increase, as reflected in the following table as if the Reverse Stock Split were to occur on the Record Date:

Ratio	Authorized	Issued pre- Reverse Stock Split(1)	Issued post- Reverse Stock Split(1)(2)	Post- Reverse Stock Split Shares Available for Issuance(1)
1:5	200,000,000	48,051,097	9,611,000	190,389,000
1:10	200,000,000	48,051,097	4,806,000	195,194,000
1:15	200,000,000	48,051,097	3,204,000	196,796,000
1:20	200,000,000	48,051,097	2,403,000	197,597,000
1:25	200,000,000	48,051,097	1,922,700	198,077,300

(1)	Does not reflect shares reserved for issuance upon exercise of warrants or options, or any other convertible security.
(2)	Approximate. For purposes of this illustration, fractional shares are rounded.

The increase in the number of shares of common stock available for issuance and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding.

It should be noted that the liquidity of the common stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price and continued exchange listing will mitigate, to some extent, the effects on the liquidity through the anticipated increase in marketability discussed above.

The Board understands that there is a risk that the market price for the common stock may not react proportionally to the Reverse Stock Split. For example, if the Company accomplishes a 1:10 Reverse Stock Split at a time when the market price is $0.30 per share, there can be no assurance that the resulting market price will thereafter remain at or above $3.00 per share.

The Board confirms that the contemplated Reverse Stock Split is not and will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Based upon the foregoing factors and understanding the risks, the Board has determined that granting the Board the discretion to implement a Reverse Stock Split is in the best interests of the Company and its stockholders.

Vote Required

This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. You may vote “For” or “Against” or “Abstain” from this proposal. Abstentions and broker non-votes will have no effect on this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” GRANTING THE BOARD OF DIRECTORS DISCRETION (IF NECESSARY TO MAINTAIN A LISTING OF THE COMPANY’S COMMON STOCK ON THE NASDAQ CAPITAL MARKET) TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK IN A RANGE FROM ONE-FOR-FIVE (1:5) UP TO ONE-FOR-TWENTY FIVE (1:25), OR ANYWHERE BETWEEN, AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS ON OR BEFORE MARCH 15, 2026.

PROPOSAL NO. 7:

RATIFICATION OF THE SELECTION OF URISH POPECK & CO., LLC AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

The Board has appointed Urish Popeck & Co., LLC (“Urish”) to serve as our independent registered public accounting firm for the year ending December 31, 2025. Urish has provided services in connection with the review and audit of the Company’s financial statements since 2024.

The Board is requesting that stockholders ratify the selection of Urish to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Board is not required to take any action as a result of the outcome of the vote on this proposal. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of Urish will not be attending the Annual Meeting.

Principal Accountant Fees and Services

The aggregate fees billed for the two most recently completed fiscal periods ended December 31, 2024 and December 31, 2023 for professional services rendered by our independent registered public accounting firm auditors for the audit of our annual consolidated financial statements, quarterly reviews of our interim consolidated financial statements and services normally provided by independent accountants in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	Year Ended December 31,
	2024	2023
Audit Fees	$535,000	$722,881
Audit Related Fees	224,957	30,873
Tax Fees	-	-
Total	$759,957	$753,754

In the above table, Audit Fees are fees billed by our company’s external auditor for services provided in auditing our company’s annual financial statements for the subject year. “Tax fees” are fees billed for professional services rendered for tax compliance, tax advice and tax planning. The audit fees include review of our interim financial statements and year-end audit.

Vote Required

The affirmative vote of a majority of the shares (by voting power) present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ratification of the selection of Urish Popeck & Co., LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” the RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL NO. 8

NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the NEOs, as we have described it in the “Executive Compensation” section of this proxy statement. While this vote is advisory, and not binding on the Company, it will provide information to our Board and Compensation Committee regarding investor sentiment about our executive compensation policies and practices, which the Committee will be able to consider when determining future executive compensation.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to compensation disclosure rules of the SEC located in the “Executive Compensation” section of this proxy statement, and the accompanying executive compensation table and narrative discussions, is hereby APPROVED.”

The vote on this Proposal No. 8 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from shareholders and will consider the outcome of the vote when making future executive compensation decisions. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 8.

Recommendation of our Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our voting shares beneficially owned as of August 7, 2025 by (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding shares of the particular class of voting stock, (ii) each executive officer, (iii) each director, and (iv) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options, warrants and/or other convertible securities. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for each beneficial owner is exercised solely by the beneficial owner.

For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of August 7, 2025 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock is based on an aggregate of 48,051,097 shares outstanding.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Vivakor, Inc., 5220 Spring Valley Road, Suite 500, Dallas, Texas 75242.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
James H. Ballengee, Chief Executive Officer and Director(1)	22,928,393	45.85%
Kimberly Hawley, Chief Financial Officer(2)	-0-	*
Patrick M. Knapp, EVP, General Counsel	140,190	*
John R. Harris, Director(3)	176,639	*
Albert Johnson, Director(4)	176,639	*
Michael Thompson, Director(5)	81,646	*
All Officers and Directors as a group (6 persons)	21,403,141	44.54%

5% Beneficial Stockholders
Matthew Nicosia(6)	4,189,405	8.72%

(1)	James H. Ballengee’s address is 5151 Beltline Road, Suite 715 Dallas, Texas 75234. Includes (i) 17,311,420 shares held in the name of Jorgan Development, LLC and 1,889,590 shares of common stock to be issued to Jorgan in the next 60 days for Series A preferred Stock dividends, (ii) includes 105,941 shares held in the name of JBAH Holdings, LLC and 18,898 shares to be issued to JBAH in the next 60 days for Series A Preferred Stock dividends, (iii) 21,552 shares of common stock held in the name of Ballengee Holdings, LLC, and (iv) 3,419,103 currently held in his name. James Ballengee and an additional 161,889 shares to be issued to Mr. Ballengee under his Employment Agreement in the next 60 days. Mr. Ballengee is sole manager and has sole voting and investment power over both Jorgan Development, LLC, JBAH Holdings, LLC, and Ballengee Holdings, LLC. Does not include the shares of Series A Preferred Stock owned by Jorgan or JBAH since such shares do not have voting rights and are not convertible by the holder. The shares of Series A Preferred Stock do have a 6% annual dividend payable in shares of our common stock in equal quarterly installments, and are convertible at the option of the company based on the $1,000 stated value of the shares of the Series A Preferred Stock and a value of $1.00 per share for the common stock. The issuance of the shares of common stock for the dividend payments and the conversion right are subject to ownership limitations of the holders of the Series A Preferred Stock. Any shares of common stock for the dividend payments that cannot be issued due to ownership limitations will accrue until such time as they are able to be issued. The shares of common stock we have issued, or that we are required to issue in the next 60 days, to Jorgan or JBAH as a dividend on the Series A Preferred Stock are included in Mr. Ballengee’s beneficial ownership
(2)	Mr. Hawley was hired as our Chief Financial Officer on July 24, 2025.
(3)	Includes 24,510 shares currently owed to Mr. Harris or due to him in the next 60 days for Board fees.
(4)	Includes 24,510 shares currently owed to Mr. Johnson or due to him in the next 60 days for Board fees.
(5)	Includes 81,646 shares either currently owed to Mr. Thompson or owed to Mr. Thompson in the next 60 days for Board fees.
(6)	The shares of common stock beneficially owned by Matthew Nicosia includes 4,189,405 shares of common stock held by AKMN Irrevocable Trust and 262 shares of common stock held by Nicosia Family Trust. Matthew Nicosia is the trustee of the AKMN Irrevocable Trust, of which Jonathan Nicosia, Matthew Nicosia’s son, a minor, is the beneficiary. Does not include options to purchase 503,935 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction from January 1, 2024 to December 31, 2024, and any material, publicly disclosed transaction through the date of this filing and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our current policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

On October 1, 2024, we acquired all of the issued and outstanding limited liability company membership interests in Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company (collectively with their subsidiaries, the “Endeavor Entities”), making those entities wholly-owned subsidiaries. The final purchase price is $116.3 million (the “Purchase Price”), after post-closing adjustments, including assumed debt and a performance adjustment, payable in a combination of our common stock, $0.001 par value per share (“Common Stock”) and shares of our Series A Convertible Preferred Stock $0.001 par value per share (“Preferred Stock”). The Preferred Stock has the payment of a cumulative six percent (6%) annual dividend per share payable quarterly in arrears in shares of Common Stock (so long as such issuances of Common Stock would not result in the Sellers beneficially owning great than 49.99% of the issued and outstanding Common Stock), and the Company having the right to convert the Preferred Stock at any time using the stated value of $1,000 per share of Preferred Stock and the conversion price of one dollar ($1) per share of Common Stock. The sellers are beneficially owned by James Ballengee, our Chairman, President, Chief Executive Officer and principal shareholder. To date we have issued the sellers 6,724,291 shares of our common stock and 107,789 shares of our Preferred Stock.

Also on October 1, 2024, in connection with the closing of the Endeavor Entities acquisition, the Company, its subsidiaries and affiliates, including the newly-acquired Endeavor Entities, executed and entered into that certain Agreement, Assignment, and Plan of Organization dated October 1, 2024 (the “Plan”). Pursuant to the Plan, Vivakor will continue to directly or indirectly own the same outstanding equity interests in its subsidiaries and affiliates through which we will operate our business. Vivakor became be the sole member of Vivakor Operating, LLC (“OpCo”) and Vivakor Administration, LLC (“AdminCo”), which are be responsible for all operational, management, and administrative decisions relating to OpCo’s business and will consolidate financial results of OpCo, AdminCo, and their subsidiaries. OpCo owns all of the outstanding equity interests in our operational businesses and operates its assets through various subsidiaries as identified herein.

As a result of our acquisition of the Endeavor Entities (as defined herein) we previously provided trucking services for the reuse and/or disposal of produced water, which is a byproduct of oil well drilling. However, on July 30, 2025, we consummated the Water Trucking Sale, pursuant to the Water Trucking Sale Agreement, in exchange for $11,058,235 USD paid in 11,058 shares of Preferred Stock, which shares will no longer be considered outstanding or be entitled to the relevant annual dividend. The Buyer of such entities is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. The sale is subject to a one-time post-closing purchase price adjustment based on the sold subsidiaries’ financial results as reflected on Vivakor’s Form 10-Q Quarterly Report for the period ended June 30, 2025, which will be settled in Preferred Stock. Prior to consummating the Water Trucking Sale, we transferred certain assets and liabilities between affiliates to comply with pre-existing debt covenants, facilitate crude oil trucking operations, and minimize potential operational disruption to our crude oil-focused businesses. In connection with the Water Trucking Sale, and among other agreements as further set forth in the Water Trucking Sale Agreement, (i) affiliates of Vivakor, and certain Ballengee Family Office Affiliates amended and restated that certain Transition Services Agreement dated October 1, 2024, to account for new and additional services to be provided by various parties thereto, (ii) the parties amended and restated that certain Secured Promissory Note dated August 15, 2022, by and between Vivakor, as Borrower, and Jorgan Development, LLC, as Lender, reducing the payments to Lender thereunder from ninety-nine percent (99%) of Monthly Free Cash Flow, as defined therein, to fifty percent (50%) of Monthly Free Cash Flow, and (iii) Mr. Ballengee and certain Ballengee Family Office Affiliates voluntarily suspended the right to receive dividends and distributions upon Preferred Stock held by them for the period from August 1, 2025 to January 1, 2026.

Our Colorado City, Texas facility is underpinned by that certain Oil Storage Agreement dated January 1, 2021, by and between White Claw Colorado City, LLC, as Operator, and Jorgan, as successor-in-interest to White Claw Crude, LLC, as Shipper (the “WCCC Take-or-Pay”). Jorgan is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. Under the WCCC Take-or-Pay, Jorgan must store or pay for the storage of a minimum of 120,000 barrels of crude oil per month at the facility. The agreement terminates on December 31, 2031. We earned tank storage revenue of approximately $1,800,000 for the years ended December 31, 2024 and 2023, respectively, relating to the WCCC Take-or-Pay.

In addition, our Delhi, Louisiana facility is underpinned by two key customer contracts. Pursuant to that certain Crude Petroleum Supply Agreement dated January 1, 2021, by and between Silver Fuels Delhi, LLC, as SFD, and Jorgan, as successor-in-interest to White Claw Crude, LLC, as White Claw, as amended (the “SFD Take-or-Pay”), the Shipper thereunder must deliver a minimum of 1,000 barrels of crude oil per day, at a minimum resale margin of five dollars ($5) per barrel to the Shipper. Margins in excess of five dollars ($5) per barrel earned by SFD are remitted to White Claw as a profit-sharing payment in the amount equal to ten percent (10%) of the excess price over $5.00 per barrel, which amount will be multiplied by the number of barrels associated with the sale. The SFD Take-or-Pay terminates on December 31, 2031. For years ended December 31, 2024 and 2023, we have made crude oil purchases from White Claw of $41,777,857 and $36,740,922, respectively. In addition, SFD entered into a sales agreement on April 1, 2022 with WC Crude to sell a natural gas liquid (NGL) product to WC Crude. SFD sells the NGL stream at a profit to WC Crude. We produced and sold natural gas liquids to WC Crude in the amount of $10,790,417 and $11,268,005 for the years ended December 31, 2024 and 2023, respectively. Furthermore, pursuant to that certain Crude Oil Purchase Contract dated October 1, 2018, by and between Denbury Onshore, LLC, as Buyer, and Silver Fuels Delhi, LLC, as successor-in-interest to Silver Fuels, LLC, as Seller, as amended (the “Denbury Take-or-Pay”), the Buyer thereunder is required to purchase a minimum of 60,000 net barrels of crude oil per month from Seller at prices tied to floating indices plus various fixed and floating differentials.

On May 14, 2024, we issued a promissory note, to James Ballengee, in the principal amount of up to $1,500,000, for which loan advances will be made to the Company as requested. The Company will use the proceeds of the promissory note for general working capital purposes and to repay certain indebtedness. The intent of the promissory note is to be short term in nature and be repaid in 30 days. Any amounts that are not repaid in 30 days will bear interest thereafter at a rate of 11% per annum. Each advance matures after six months from the date the Company receives the funds. On May 23, 2024, we issued a promissory note to Ballengee Holdings, LLC, of which our Chief Executive Officer is the beneficial owner, which replaced and rescinded the above referenced note with James Ballengee effective back to May 14, 2024, under the same terms such that all obligations under the notes are the responsibility of Ballengee Holdings, LLC and the prior note with James Ballengee is no longer enforceable. As of December 31, 2024, the principal balance and accrued interest of this note was $1,164,150 and $43,880.

On June 13, 2024, we entered into a new Employment Agreement with Mr. Tyler Nelson with respect to our appointment of Mr. Nelson as Chief Financial Officer. Pursuant to the New Employment Agreement, Mr. Nelson will receive: (i) $450,000 annually (the “Base Salary”); (ii) an annual cash incentive bonus of a minimum of 50% of the Base Salary (a portion of which may be payable in the form of restricted common stock of the Company) and a maximum of 120% of the Base Salary; and (iii) an annual equity incentive bonus of a minimum of 25% of the Base Salary and a maximum of 120% of the Base Salary in shares of restricted stock. Mr. Nelson will also be eligible for a cash transaction bonus (the “Transaction Bonus”) for Qualified Transactions, as defined in the New Employment Agreement, of 0.5% of the enterprise value of the assets, equity or business sold or acquired or the listing value of the equity or debt being listed on a national exchange. For each of the closing of the Merger Agreement and Endeavor MIPA, Mr. Nelson will receive a bonus of $200,000, with $100,000 for each such bonus to be paid in cash and the remaining $100,000 for each such bonus to be paid in shares of our common stock, valued on the date of close of the Merger Agreement and the Endeavor MIPA, respectively. The foregoing bonuses are in lieu of a Transaction Bonus for either the Merger Agreement or the Endeavor MIPA. The new Employment Agreement is for an initial term of two years and will auto-renew for subsequent one-year terms if not terminated by either party at the end of a term, which requires 90 days prior notice. The new Employment Agreement may also be terminated under standard cause and without cause termination and resignation provisions.

At the time of entering into the new Employment Agreement, we owed Mr. Nelson $1,167,750 in accrued salary and bonuses, plus interest (together, the “Accrued Compensation”), for serving as our Chief Financial Officer under the Original Agreement. Pursuant to the Settlement Agreement, we agreed with Mr. Nelson on the Accrued Compensation would be paid to Mr. Nelson under of a straight promissory note in the principal amount of the Accrued Compensation (the “Note”). Under the terms of the Note, the amounts due under the Note will accrue interest at 8% per annum, and will be paid to Mr. Nelson by paying him 5% of any money received by us from closed future financings or acquisition/merger/sale transactions until the Note has been paid in full. In the event the Note has not been paid in full by June 30, 2025, the Note will mature and any amounts due thereunder will be due and payable in full in such date.

Under the terms of the Settlement Agreement we issued Mr. Nelson a stock option agreement (the “Option Agreement”) setting forth the stock options Mr. Nelson were issued on June 9, 2022 (the “Grant Date”). Pursuant to the Option Agreement, as of the Grant Date, Mr. Nelson was granted 917,825 stock options (the “Options”) at an exercise price per share of $1.80. The Options shall vest as follows: (i) 360,145 shares on the Grant Date, (ii) 219,312 shares three (3) months after the Grant Date, (iii) 48,338 shares for each of the following six (6) quarters, and (iv) 48,340 shares following the eighth (8th) quarter after the Grant Date. The Options were fully vested as of June 9, 2024.

Under our Employment Agreement with Tyler Nelson, our Chief Financial Officer, he is due bonuses at various times and/or upon certain events happening, namely an annual cash incentive bonus for December 31, 2024 of $225,000, an annual equity incentive bonus of $112,500, and a bonus for the close of the acquisition of the Endeavor Entities of $100,000, totaling $437,500 (the “Nelson Bonuses”). The Nelson Bonuses are due to Mr. Nelson in shares of common stock, which total 462,462 shares of common stock (prior to tax withholdings) based on the calculations in the Nelson Employment Agreement. In payment of the Nelson Bonuses, on February 26, 2025, we issued Mr. Nelson 105,213 shares of our common stock after tax withholdings. The shares were issued as unrestricted shares under our Equity Incentive Plan registered under a Registration Statement on Form S-8. Mr. Nelson resigned as our Chief Financial Officer in July 2025.

In connection with the Closing of the Endeavor Entities on October 1, 2024, we entered into an executive employment agreement with Russ Shelton (the “Shelton Agreement”) with respect to our appointment of Mr. Shelton as Executive Vice President and Chief Operating Officer. Pursuant to the Shelton Agreement, Mr. Shelton will receive (i) base salary compensation of $337,000 USD annually (the “Base Compensation”); (ii) an annual cash and equity incentive compensation of up to $808,000 based upon certain performance criteria as more particularly described therein. As an inducement to enter into the Shelton Agreement, Mr. Shelton shall receive a one-time signing grant of our common stock equivalent in value to $150,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant, subject to an eighteen (18) month lockup period, which shall be granted promptly after the Effective Date, as defined therein. Pursuant to the Shelton Agreement, Mr. Shelton’s employment is at-will under Texas law, except as modified therein. Mr. Shelton’s employment with Vivakor Administration, LLC, a subsidiary of ours, began on October 1, 2024. Mr. Shelton resigned as our Chief Operating Officer in August 2025.

In connection with the Shelton Agreement, Mr. Shelton and Ballengee Holdings, LLC, an affiliate of James H. Ballengee, our Chairman, President, and CEO, have entered into a side letter agreement (the “Shelton Side Letter”) promising Mr. Shelton (i) certain additional Base Compensation equal to the difference between Mr. Shelton’s current salary and $375,000 by January 1, 2025, should we not increase Mr. Shelton’s Base Compensation, as defined in the Shelton Agreement, to such level, and (ii) a one-time special cash bonus of $100,000.00 USD upon completion of an equity capital raise, as more particularly set forth therein.

On June 26, 2024, we entered into that certain Executive Employment Agreement with Patrick M. Knapp to join the company as our Executive Vice President, General Counsel, & Secretary (the “Knapp Agreement”).

The Knapp Agreement provides for an annual base salary of $350,000, payable in equal installments every two weeks. In addition, the Knapp Agreement provides for annual incentive cash and equity compensation of up to $840,000 based on certain performance goals as further set forth therein. As an inducement to enter into the Knapp Agreement, Mr. Knapp shall receive a one-time signing grant of our common stock equivalent in value to $250,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant (calculated to be 140,190 shares based on the effective date of the Knapp Agreement), subject to an eighteen (18) month lockup period and a conditional clawback obligation concurrent therewith, which shall be granted within thirty (30) days after the Start Date, as defined therein. Pursuant to the Knapp Agreement, Mr. Knapp’s employment is at-will under Texas law, except as modified therein. Mr. Knapp’s employment began on June 26, 2024.On June 13, 2024, we owed our Chief Financial Officer $1,167,750 in accrued salary and bonuses, plus interest (together, the “Accrued Compensation”), for serving as the Company’s Chief Financial Officer, and executed a Settlement Agreement where the Accrued Compensation would be paid under the terms of a straight promissory note in the principal amount of the Accrued Compensation. Under the terms of the note, the amounts due will accrue interest at 8% per annum and will be paid by paying 5% of any money received by the Company from closed future financings or acquisition/merger/sale transactions until the note has been paid in full. In the event the note has not been paid in full by June 30, 2025, the note will mature and any amounts due thereunder will be due and payable in full on such date. As of December 31, 2024 the balance of principal and accrued interest was $1,020,872 and $48,121.

On July 5, 2024, the Company received a loan from Ballengee Holdings, LLC, in the principal amount of $500,000, and in connection therewith, we agreed to issue 21,552 ($50,000) restricted shares of the Company’s common stock, which is currently accrued in related party accounts payable in stock until the shares are issued. The loan bears interest at the rate of 10% per annum. The loan originally matured on December 31, 2024 and was amended on July 19, 2024 to mature on September 30, 2025. The note allows the holder to convert the outstanding principal and interest due under the note into shares of our common stock at price equal to 90% of the average closing price of our common stock for the previous five (5) trading days prior to the conversion date, with a floor conversion price of $1.00 per share. The lender may not convert amounts owed under the note if such conversion would cause him to own more than 4.99% of our common stock after giving effect to the issuance, which limitation may be raised to 9.99% upon from the lender. As of December 31, 2024 the balance of principal and accrued interest was $500,000 and $24,456.

On May 20, 2025, we issued an aggregate of 1,764,964 shares of our restricted common stock for three months of dividends to the holders of our Series A Preferred Stock. Of those shares, 1,384,311 were issued to Jorgan Development, LLC and 13,983 were issued to JBAH Holdings, LLC, both of which are controlled by James Ballengee, our Chief Executive Officer.

On July 24, 2025, Vivakor Administration, LLC (the “Company”) entered into an executive employment agreement with Kimberly Hawley (the “Employment Agreement”) with respect to the her appointment as Executive Vice President, Chief Financial Officer, and Treasurer of the Company and Vivakor, Inc. (“Vivakor”). Pursuant to the Employment Agreement, Ms. Hawley will receive annual compensation of $350,000. Additionally, Ms. Hawley shall be eligible for performance bonus compensation as further set forth therein. The Employment Agreement may be terminated by either party for any or no reason, by providing five business days’ notice of termination, but a termination without cause will trigger certain severance provisions, including a lump sum payment equal to one (1) calendar year’s pay.

Policy on Future Related-Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

OTHER MATTERS

The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a proxy statement or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of our proxy materials either now or in the future, please contact us at 5220 Spring Valley Road, Suite 500, Dallas, TX 75254 Attn: Corporate Secretary. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of our proxy materials either now or in the future, please contact your brokerage firm or bank.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ballengee
James Ballengee
Chairman of the Board of Directors

Date: August 8, 2025